Product supplement no. 91-I To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated August 3, 2007 Rule 424(b)(2)

JPMorgan Chase & Co.
Contingent Protection Notes Linked to the S&P GSCITM Natural Gas Index Excess Return

General

  JPMorgan Chase & Co. may offer and sell contingent protection notes linked to the S&P GSCITM Natural Gas Index Excess Return, which we refer to as the Index, from time to time. This product supplement no. 91-I describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
  The notes are the senior unsecured obligations of JPMorgan Chase & Co.
  We will pay interest at the interest rate specified in the relevant terms supplement. However, the notes do not guarantee any return of principal at maturity
  Instead, the payment at maturity will be based on the performance of the Index during the term of the notes.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-25.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the S&P GSCITM Natural Gas Index Excess Return or the futures contracts underlying the S&P GSCITM Natural Gas Index Excess Return.
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Index:	The S&P GSCITM Natural Gas Index Excess Return (the “Index”)
Interest Rate:	As specified in the relevant terms supplement.
Payment at Maturity:	Payment at maturity will be based on the performance of the Index. You will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid interest at maturity unless:
	(i)	the Ending Index Level is less than the Initial Index Level (or Strike Level, if applicable); and
	(ii)	(a) for notes with continuous Index monitoring, at any time during the Monitoring Period, the Index declines, as compared to the Initial Index Level (or Strike Level, if applicable), by more than the Protection Amount, or (b) for notes with daily Index monitoring, on any day during the Monitoring Period, the Index closing level has declined, as compared to the Initial Index Level (or Strike Level, if applicable), by more than the Protection Amount.
The relevant terms supplement will specify whether continuous or daily Index monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the Index. For example, the relevant terms supplement may specify weekly Index monitoring for purposes of determining whether the Index has declined from the Initial Index Level (or Strike Level, if applicable) by more than the Protection Amount.

If the conditions described in (i) and (ii) are both satisfied, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Ending Index Level declines from the Initial Index Level (or Strike Level, if applicable), and at maturity you will receive, in addition to any accrued and unpaid interest, a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 x Index Return)

You may lose some or all of your investment (other than accrued and unpaid interest) if the Ending Index Level is less than the Initial Index Level (or Strike Level, if applicable) and the Index Level or Index closing level, as applicable, has declined, as compared to the Initial Index Level (or Strike Level, if applicable) by more than the Protection Amount on any day during the Monitoring Period.

Monitoring Period:

As specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from the pricing date to and including the Observation Date or the final Averaging Date.

Protection Amount:

As specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Protection Amount is equal to 20% of the Initial Index Level (or Strike Level, if applicable).

Index Return	Unless otherwise specified in the relevant terms supplement:
	Index Return =	Ending Index Level – Initial Index Level (or Strike Level, if applicable) Initial Index Level (or Strike Level, if applicable)
Initial Index Level:	The Index closing level on the pricing date, or such other date or dates as specified in the relevant terms supplement.
Ending Index Level:

The Index closing level on the Observation Date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels on each of the Averaging Dates.

Strike Level:

The relevant terms supplement may specify an Index Level other than the Initial Index Level to be used for calculating the Index Return and the amount payable at maturity, if any. The Strike Level may be based on and/or expressed as a percentage of the closing level of the Index as of a specified date, or may be determined without regard to the closing level of the Index as of a particular date. For example, the relevant terms supplement may specify that a Strike Level, equal to 95% of the Initial Index Level, shall be used to calculate the Index Return.

Index closing level:

Unless otherwise specified in the relevant terms supplement, the value of the Index or any Successor Index or alternative calculation of the Index described under “S&P GSCITM Natural Gas Index Excess Return — Discontinuation of the Index; Alteration of Method of Calculation” at the time of daily final publication for the Index or Successor Index, as applicable.

Valuation Date(s):

The Ending Index Level will be determined either on a single date, which we refer to as the Observation Date, or over several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 91-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

 JPMorgan

August 3, 2007

     In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 91-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 91-I and with respect to JPMorgan Chase & Co. This product supplement no. 91-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational material of ours. The information in the relevant terms supplement, this product supplement no. 91-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

       The notes described in the relevant terms supplement and this product supplement no. 91-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 91-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

       In this product supplement no. 91-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 91-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 91-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 91-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 91-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 91-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 91-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 91-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 91-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 91-I, the accompanying prospectus supplement, prospectus or terms supplement nor any of the documents related to the notes constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

ii

DESCRIPTION OF NOTES

       The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 91-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Contingent Protection Notes linked to the S&P GSCITM Natural Gas Index Excess Return.

General

       The notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to S&P GSCITM Natural Gas Index Excess Return (the “Index”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

       The notes offer a higher interest rate than the yield that we believe would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. However, the notes do not guarantee any return of principal at maturity; therefore, you must be aware of the risk that you may lose some or all of the principal amount of your notes at maturity. Regardless of how the Index performs, you will be entitled to periodic interest payments on the principal amount of your notes as specified in the terms supplement.

       The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

       The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

       The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

       The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 91-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

PS-1

Payment at Maturity

       Payment at maturity will be based on the performance of the Index.

       You will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid interest at maturity unless:

(i)	the Ending Index Level is less than the Initial Index Level (or Strike Level, if applicable); and

(ii)	(a) for notes with continuous Index monitoring, at any time during the Monitoring Period, the Index declines, as compared to the Initial Index Level (or Strike Level, if applicable), by more than the Protection Amount, or (b) for notes with daily Index monitoring, on any day during the Monitoring Period, the Index closing level has declined, as compared to the Initial Index Level (or Strike Level, if applicable), by more than the Protection Amount.

The relevant terms supplement will specify whether continuous or daily Index monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the Index. For example, the relevant terms supplement may specify weekly Index monitoring for purposes of determining whether the Index has declined from the Initial Index Level (or Strike Level, if applicable) by more than the Protection Amount.

       If the conditions described in (i) and (ii) are both satisfied, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Ending Index Level declines from the Initial Index Level (or Strike Level, if applicable), and at maturity you will receive, in addition to any accrued and unpaid interest, a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 x Index Return)

       You may lose all or some of your investment (other than accrued and unpaid interest) if the Ending Index Level is less than the Initial Index Level (or Strike Level, if applicable) and the Index Level or Index closing level, as applicable, has declined, as compared to the Initial Index Level (or Strike Level, if applicable) by more than the Protection Amount on any day during the Monitoring Period.

       The “Monitoring Period” will be specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from the pricing date to and including the Observation Date or the final Averaging Date.

       The “Protection Amount” will be specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Protection Amount is equal to 20% of the Initial Index Level (or Strike Level, if applicable).

       Unless otherwise specified in the relevant terms supplement, the “Index Return,” as calculated by the calculation agent, is the percentage change in the Index closing level, calculated by comparing the Index closing level on the Observation Date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing level on each of the Averaging Dates (the “Ending Index Level”), to the Index closing levels on the pricing date, or such other date or dates as specified in the relevant terms supplement (the “Initial Index Level”), or to an Index Level other than the Initial Index Level as specified in the relevant terms supplement (the “Strike Level”). The relevant terms supplement will specify the manner in which the Initial Index Level, or Strike Level, as applicable, and the Ending Index Level are determined. The Index Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Index Return =	Ending Index Level – Initial Index Level (or Strike Level, if applicable) Initial Index Level (or Strike Level, if applicable)

PS-2

       Unless otherwise specified in the relevant terms supplement, “pricing date” means the day we price the notes for initial sale to the public.

       Unless otherwise specified in the relevant terms supplement, the “Index closing level” on any trading day will equal the official closing value of the Index or any successor index (as defined below) published following the regular official weekday close of trading for the Index or such successor index, as applicable on that trading day. In certain circumstances, the “closing level” for the Index or such successor index, as applicable, will be based on the alternate calculation of the Index or such successor index, as applicable, described under “The S&P GSCITM Natural Gas Index Excess Return — Discontinuation of the Index; Alteration of Method of Calculation.”

       Unless otherwise specified in the relevant terms supplement, the “Index Level,” if applicable, at any time (including at the open and close of trading for the Index or any relevant successor index) during the Monitoring Period will equal the value at such time for the Index as published on page “SPGCNGP” of Bloomberg, L.P., which we refer to as “Bloomberg,” or any successor page for such successor index, as applicable, or the Bloomberg page or successor page for any successor index, as applicable.

       A “trading day” is a day, as determined by the calculation agent, on which (i) the Index or any successor index is calculated and (ii) futures contracts constituting more than 80% of the value of the Index or any successor index on such day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing level of the Index or such successor index, as applicable.

       Unless otherwise specified in the relevant terms supplement, a “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

       The Valuation Date(s), which will either be a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below.

       The maturity date for the notes will be set forth in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

       We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity and on the Interest Payment Dates, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

       Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

PS-3

Notes with a maturity of more than one year

       If a Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Valuation Date be postponed more than ten business days following the date originally scheduled to be such Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Valuation Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for such Valuation Date on such date in accordance with the formula for and method of calculating such Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the daily settlement price (or, if trading in the relevant futures contract has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each futures contract most recently constituting the Index.

Notes with a maturity of not more than one year

       If a Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Valuation Date be postponed more than ten business days following the date originally scheduled to be such Valuation Date; provided that no Valuation Date, as postponed, shall produce a maturity date more than one year (counting for this purpose either the issue date or the last possible date that the notes could be outstanding, but not both) after the issue date (the last date that could serve as the final Valuation Date without causing the maturity date to be more than one year after the issue date, the “Final Disrupted Valuation Date”). If the tenth business day following the date originally scheduled to be the applicable Valuation Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for such Valuation Date on such date in accordance with the formula for and method of calculating such Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the daily settlement price (or, if trading in the relevant futures contract has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each futures contract most recently constituting the Index.

       Notwithstanding the foregoing, if any Valuation Date has been postponed to the Final Disrupted Valuation Date (treating any such Valuation Date that is not the final Valuation Date as if it were the final Valuation Date), and such Final Disrupted Valuation Date is not a trading day, or if there is a market disruption event on such Final Disrupted Valuation Date, the calculation agent will determine the Index closing level on such Final Disrupted Valuation Date in accordance with the formula for and method of calculating such Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the daily settlement price (or, if trading in the relevant futures contract has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation or non-trading day) on the business day immediately preceding such Final Disrupted Valuation Date of each futures contract most recently constituting the Index. For the avoidance of doubt, in no event shall any Valuation Date occur after the Final Disrupted Valuation Date.

PS-4

Interest Payments

       For each interest period, unless otherwise specified in the terms supplement, for each $1,000 principal amount note, the interest payment for each interest period will be calculated as follows:

$1,000 x interest rate x (number of days in the interest period / 360),

where the number of days will be calculated on the basis of a year of 360 days with twelve months of thirty days each.

       The notes will bear interest at a rate per annum specified in the relevant terms supplement. Interest will accrue from the issue date of the notes to but excluding the maturity date. Interest will be paid in arrears on each Interest Payment Date to and including the maturity date, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date, whether or not such fifteenth calendar day is a business day, unless otherwise specified in the relevant terms supplement. If the maturity date is adjusted as the result of a market disruption event, the payment of interest due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

       The “interest rate” shall be specified in the relevant terms supplement.

       An “interest period” is the period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, or as specified in the relevant terms supplement.

       An “Interest Payment Date” will be as specified in the relevant terms supplement, provided that no Interest Payment Date shall be more than twelve months after the immediately prior Interest Payment Date or issue date of the notes, as applicable. If any day on which a payment of interest or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional interest will accrue as a result of the delayed payment, and the next Interest Period will commence as if the payment had not been delayed.

PS-5

RISK FACTORS

       Your investment in the notes will involve certain risks. The notes pay periodic interest but do not guarantee any return of principal at maturity. Investing in the notes is not equivalent to investing directly in the Index, its underlying futures contracts or other investments linked to the Index or its underlying futures contracts. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Your investment in the notes may result in a loss.

       The notes do not guarantee any return of principal. Any loss of principal on the notes may offset or exceed any sum you may receive as interest payments under the notes. Your return of principal is protected so long as the Index closing level (in the case of daily Index monitoring) or the Index Level (in the case of continuous Index monitoring) during the Monitoring Period is not less than the Initial Index Level (or Strike Level, if applicable) by more than the Protection Amount or the Ending Index Level is not less than the Initial Index Level (or Strike Level, if applicable). Assuming daily Index monitoring applies, if the Ending Index Level is less than the Initial Index Level and the Index closing level on at least one day during the Monitoring Period has declined, as compared to the Initial Index Level, by more than the Protection Amount, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Ending Index Level declines from the Initial Index Level (or Strike Level, if applicable). Accordingly, you may lose the entire principal amount of your notes (other than accrued and unpaid interest).

The protection provided by the Protection Amount may terminate during the term of the notes.

       If the Index closing level (in the case of daily Index monitoring) or Index Level (in the case of continuous Index monitoring) during the Monitoring Period has declined from the Initial Index Level (or Strike Level, if applicable) by more than the Protection Amount, you will at maturity be fully exposed to any depreciation in the Index. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Index Level is less than the Initial Index Level (or Strike Level, if applicable), you will lose 1% of the principal amount of your investment for every 1% decline in the Ending Index Level as compared to the Initial Index Level (or Strike Level, if applicable). You will be subject to this potential loss of principal even if the Index subsequently increases such that the Ending Index Level is less than the Initial Index Level (or the Strike Level, if applicable) by not more than the Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

Because you will not benefit from any appreciation in the Index above the Initial Index Level, you should not expect to receive a payment at maturity with a value greater than your principal amount, plus accrued and unpaid interest.

       At maturity, you will receive no more than the principal amount of your notes plus the final interest payment, and the total payment you receive over the term of the notes will not exceed the principal amount of your notes plus the interest payments paid during the term of the notes. Accordingly, for each $1,000 principal amount note, the value of your payment at maturity will not exceed $1,000 plus the final interest payment, or a total payment over the term of the notes of more than the principal amount plus the interest payment as specified in the relevant terms supplement. Even if the Ending Index Level exceeds the Initial Index Level, you will receive only the principal amount of the notes, regardless of any appreciation in the value of the Index.

PS-6

You will not have rights in the exchange-traded futures contracts on natural gas underlying the Index.

       As an owner of the notes, you will not have rights that holders of exchange-traded futures contracts on natural gas underlying the Index may have.

The notes are designed to be held to maturity.

       The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the date of the issuance of notes. The potential returns described in any terms supplement assume that your notes are held to maturity.

Secondary trading may be limited.

       Unless otherwise specified in the relevant terms supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

       J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes may be influenced by many unpredictable factors.

       Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Index and interest rates on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Index. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  whether the Index closing level (in the case of daily Index monitoring) or Index Level (in the case of continuous Index monitoring) falls below the Initial Index Level (or Strike Level, if applicable) by more than the Protection Amount during the Monitoring Period;

  the volatility, frequency and magnitude of changes in value of the Index;

  supply and demand for the notes, including inventory positions of J.P. Morgan Securities Inc. or any other market maker;

  the market price of natural gas upon which the futures contracts underlying the Index are based or the exchange-traded futures contracts on natural gas;

  economic, financial, political and regulatory, geographical, meteorological or judicial events that affect commodities markets generally or the futures contracts underlying the Index, and which may affect the level of the Index and the Index Return;

  interest and yield rates in the market generally;

  the time remaining to the maturity of the notes; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

       Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of the Index based on its historical performance.

PS-7

       While it is possible that the notes could trade above their principal amount prior to maturity, the likelihood of such an increase is limited by market factors and the fact that the amount payable at maturity will not exceed 100% of the principal amount of the notes. Even if the notes did trade above their principal amount prior to maturity, the only way to realize such a market premium would be to sell your notes in a secondary market transaction, if such a transaction were available. Moreover, if you sell your notes prior to maturity, you may have to sell them at a substantial discount from their principal amount if the Index Level at such time is at, below or not sufficiently above the Initial Index Level.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

       While the payment at maturity will be based on the principal amount of your notes, if any, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

Market disruptions may adversely affect your return.

       The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Index Level and calculating the payment at maturity that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that a Valuation Date and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The Index may include contracts that are not traded on regulated futures exchanges.

       The Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). As described below, however, the Index may include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the Index may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

PS-8

Higher future prices of commodities included in the Index relative to their current prices may lead to a decrease in the payment at maturity of the notes.

       As the contracts that underlie the Index come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, some of the commodities reflected in the Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which prices are higher in more distant delivery months than in nearer delivery months. Commodities may also fluctuate between backwardation and contango markets. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and, accordingly, the amount payable at maturity of the notes.

Changes in the composition and valuation of the Index may adversely affect the market value and/or the payment at maturity of the notes.

       The composition of the Index may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in the Index fail to satisfy such criteria. The weighting factors applied to each commodity included in the Index change annually, based on changes in commodity production statistics. In addition, Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”), in consultation with its Index Advisory Panel, may modify the methodology for determining the composition and weighting of the Index and for calculating their value in order to assure that the Index represent a measure of the performance over time of the markets for the underlying commodities. A number of modifications to the methodology for determining the contracts to be included in the Index, and for valuing the Index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the market value and/or the payment at maturity for the notes.

The Index may be more volatile and susceptible to price fluctuations of commodities than a broader commodities index.

       The Index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCITM (“S&P GSCITM”). In contrast to the S&P GSCITM, which includes contracts on natural gas and non-natural gas commodities as well, the Index is comprised of contracts on only a portion of the physical commodities that are actively traded. As a result, price volatility in the contracts included in the S&P GSCITM will likely have a greater impact on the Index than it would on the broader S&P GSCITM, and the Index individually will be more susceptible to fluctuations and declines in value of the commodities included in the Index. In addition, because the Index omits principal market sectors comprising the S&P GSCITM, it may be less representative of the economy and commodity markets as a whole and might therefore not serve as a reliable benchmark for commodity market performance generally.

PS-9

Index calculation disruption events may require an adjustment to the calculation of the Index.

       At any time during the term of the notes, the daily calculation of the Index may be adjusted in the event that S&P, the publisher of the Index, determines that any of the following Index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract used in the calculation of the Index on that day; the settlement price of any exchange-traded futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; or the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index. Any such Index calculation disruption events may have an adverse impact on the value of the Index or the manner in which it is calculated.

S&P may be required to replace a contract underlying the Index if the existing futures contract is terminated or replaced.

       A futures contract known as a “Designated Contract” has been selected as the reference contract for the underlying physical commodity included in the Index. Data concerning this Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; however, if one or more Designated Contracts were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the Index Committee, if available, to replace each such Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of the Index.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of the notes.

       The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the Index Level and, therefore, the value of your notes.

Natural gas prices are volatile and are affected by numerous factors.

       Natural gas is used primarily for residential and commercial heating and in the production of electricity. The level of global industrial activity influences the demand for natural gas. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry, in part because it burns more cleanly and has minimal impact on the environment. Many utilities, for example, have shifted away from coal or oil to natural gas to produce electricity. The demand for natural gas has also traditionally been cyclical, with higher demand during the months of winter and lower demand during the warmer summer months. In addition, the seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa. In general, the supply of natural gas is based on competitive market forces: inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. Supplying natural gas in order to meet this demand, however, is dependent on a number of factors. These factors may be broken down into two segments: those factors that affect the short term supply and general barriers to increasing supply. In turn, factors that affect the short term supply are as follows: the availability of skilled workers and equipment, permitting and well development and weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). Similarly, the other more general barriers to the increase in supply of natural gas are: access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

PS-10

S&P has no obligation to consider your interests.

       S&P is responsible for calculating and maintaining the Index. S&P can make methodological changes that could change the value of the Index at any time and it has no obligation to consider your interests. S&P may discontinue or suspend calculation or dissemination of the Index. If one or more of these events occurs, the calculation of the payment at maturity will be adjusted to reflect such event or events. See “The S&P GSCITM Natural Gas Index Excess Return.” Consequently, any of these actions could adversely affect market value and/or payment at maturity of the notes. S&P has no obligation to consider your interests in calculating or revising the methodology of the Index.

The tax consequences of an investment in the notes are unclear.

       There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. Pursuant to the terms of the notes and subject to the discussion in the section entitled “Certain U.S. Federal Income Tax Consequences,” we and you agree to characterize the notes for U.S. federal income tax purposes as a unit comprising: (i) a put option (a “Put Option”) written by you to us with respect to the Index and (ii) a deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. No assurance can be given that the IRS will accept, or that a court will uphold, this characterization. If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes could differ materially from our description herein. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 91-I and consult your tax adviser regarding your particular circumstances.

We or our affiliates may have adverse economic interests to the holders of the notes.

       J.P. Morgan Securities Inc. and other affiliates of ours may trade the futures contracts underlying the Index, options on such futures contracts, or other financial instruments related to the Index, natural gas or such futures contracts or options on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

       We or one or more of our affiliates may also publish research reports, or otherwise express views, with respect to such investments or regarding expected movements in prices of natural gas or the related futures contracts or options. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to such activities or future price movements of natural gas or the related futures contracts or options.

       Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Index or price of the futures contracts underlying the Index or natural gas. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

       We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

       J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Strike Level, if applicable, the

PS-11

Index Level at any time or the Index closing level on any day during the Monitoring Period, the Ending Index Level, the Index Return, the amount of interest payable on any Interest Payment Date and the amount we will pay you at maturity, as well as whether and how much the Index closing level (for notes with daily Index monitoring) or Index Level (for notes with continuous Index monitoring) and the Ending Index Level have declined from the Initial Index Level (or Strike Level, if applicable). In addition, the calculation agent will determine whether a day is an Interest Payment Date, whether there has been a market disruption event or a discontinuation of the Index, and whether there has been a material change in the method of calculating the Index Level. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

       If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-12

USE OF PROCEEDS

       Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes. Unless otherwise specified in the relevant terms supplement, these commissions will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

       On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index, the futures contracts underlying the Index or options on such futures contracts, instruments the value of which is derived from the Index or its underlying futures contracts. While we cannot predict an outcome, such hedging activity or other hedging or investment activities of ours could potentially increase the Index Level, and therefore effectively establish a higher level that the Index must achieve for you to receive at maturity the principal amount of your notes (in addition to interest payments over the term of the notes). From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the futures contracts underlying the Index or options on such futures contracts or instruments the value of which is derived from the Index or its underlying futures contracts. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index, or the value of the notes, we cannot assure you that these activities will not have such an effect.

       We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-13

THE S&P GSCITM NATURAL GAS INDEX EXCESS RETURN

       Payment on the notes is linked to the performance of the S&P GSCI™ Natural Gas Index Excess Return (the “Index”). The Index is a Sub-Index (as defined below) of the S&P GSCITM, a composite commodity index composed of single commodity sub-indices (each a “Sub-Index,” and collectively, the “Sub-Indices”). The S&P GSCI™ and the Sub-Indices are published by Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”), and are determined, composed and calculated by S&P without regard to the notes. S&P acquired the rights to the S&P GSCI™ from Goldman, Sachs & Co. in 2007. Goldman, Sachs & Co. established and began calculating the index in May 1991. The former name of the Index was the Goldman Sachs Commodity Index.

       As of August 1, 2007, the Index comprised 6.26% of the total S&P GSCI™, as determined by the futures contract for natural gas.

       The Sub-Indices reflect the excess returns that are potentially available through an unleveraged investment in the futures contracts relating to the various components of the S&P GSCI™. Since the S&P GSCI™ is the parent index of the Sub-Indices, the methodology for compiling the S&P GSCI™ relates as well to the methodology of compiling the Sub-Indices.

       The value of the Sub-Indices on any given day reflects:

    the price levels of the contracts included in the Sub-Index (which represents the value of the Sub-Index), and the “contract daily return,” which is the percentage change in the total dollar weight of the Sub-Index from the previous day to the current day.

       The S&P GSCI™ is an index on a world-production weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

       Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCI™ and the Sub-Indices. The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below. S&P makes the official calculations of the S&P GSCI™ and the Sub-Indices.

The Index Committee and the Index Advisory Panel

       S&P has established an Index Committee to oversee the daily management and operations of the S&P GSCI™, and is responsible for all analytical methods and calculation of the indices. The Committee is comprised of three full-time professional members of S&P’s staff and two members of Goldman Sachs Group, Inc. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for an addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities or other matters.

       S&P considers information about changes to its indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

PS-14

       S&P has established an Index Advisory Panel (the “Advisory Panel”) to assist it in connection with the operation of the S&P GSCI™. The Advisory Panel meets on an annual basis and at other times at the request of S&P. The principal purpose of the Advisory Panel is to advise S&P with respect to, among other things, the calculation of the S&P GSCI™, the effectiveness of the S&P GSCI™ as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the S&P GSCI™. The Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCI™ are made by S&P.

       The Advisory Panel meets on a regular basis, once during each year. Prior to the meeting, S&P determines the commodities and contracts to be included in the S&P GSCI™ for the following calendar year, as well as the weighting factors for each commodity. The Advisory Panel members receive the proposed composition of the S&P GSCI™ in advance of the meeting and discuss the composition at the meeting. S&P also consults the Advisory Panel on any other significant matters with respect to the calculation or operation of the S&P GSCI™. The Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCI™

       In order to be included in the S&P GSCI™, a contract must satisfy the following eligibility criteria:

    The contract must be in respect of a physical commodity and not a financial commodity.

    In addition, the contract must:

      have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

      at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

       From January 2007, the trading facility on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the S&P GSCI™ that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

       The commodity must be the subject of a contract that:

    is denominated in U.S. dollars; and

    is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

      makes price quotations generally available to its members or participants (and to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

      makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

      accepts bids and offers from multiple participants or price providers; and

      is accessible by a sufficiently broad range of participants.
PS-15

       With respect to inclusion on each Sub-Index, a contract must be in respect to the physical commodity that is described by that specific index.

       The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™ . In appropriate circumstances, however, S&P, in consultation with the Advisory Panel, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

       At and after the time a contract is included in the S&P GSCI™ the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

       For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made. The following eligibility criteria apply:

  A contract that is not included in the S&P GSCI™ at the time of determination and that is based on a commodity that is not represented in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

  A contract that is already included in the S&P GSCI™ at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI™ must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

  A contract that is not included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

  A contract that is already included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.
PS-16

In addition:

  A contract that is already included in the S&P GSCI™ at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI™ and each contract’s percentage of the total is then determined.

  A contract that is not included in the S&P GSCI™ at the time of determination must, in order to be added to the S&P GSCI™ at such time, have a reference percentage dollar weight of at least 1.0%.

  In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the S&P GSCI™ in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI™ attributable to such commodity exceeding a particular level.

  If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI™ attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the S&P GSCI™ the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI™ attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI™ attributable to it.

       The contracts currently included in the S&P GSCI™ are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the International Petroleum Exchange (“IPE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”).

       The five-year moving average is updated annually for each commodity included in the S&P GSCI™, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI™ are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

       In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI™ is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI™ to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI™ will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the S&P GSCI™, in consultation with the Advisory Panel, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI™. Commodities included in the S&P GSCI™ which no longer satisfy such criteria, if any, will be deleted.

PS-17

       S&P, in consultation with the Advisory Panel, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI™ are necessary or appropriate in order to assure that the S&P GSCI™ represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Advisory Panel.

Contract Expirations

       Because the S&P GSCI™ comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by S&P, in consultation with the Advisory Panel, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

       If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCI™

       The value of the S&P GSCI™ on any given day is equal to the total dollar weight of the S&P GSCI™ divided by a normalizing constant that assures the continuity of the S&P GSCI™ over time. The total dollar weight of the S&P GSCI™ is the sum of the dollar weight of each of the underlying commodities.

       The dollar weight of each such commodity on any given day is equal to:

  the daily contract reference price,

  multiplied by the appropriate CPWs, and

  during a roll period, the appropriate “roll weights” (discussed below).

       The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

PS-18

Contract Daily Return

       The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™ of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI™ on the preceding day, minus one.

       The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI™ is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expiration on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

       If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

  no daily contract reference price is available for a given contract expiration;

  any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

  the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

  trading in the relevant contract terminates prior to its scheduled closing time.

       If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the Sub-Indices

       The value of any of the Sub-Indices on any S&P GSCI™ business day is equal to the product of (1) the value of the underlying futures contracts on the immediately preceding S&P GSCI™ business day multiplied by (2) one plus the contract daily return of the applicable Sub-Index on the S&P GSCI™ business day on which the calculation is made.

Information

       All information contained herein relating to the S&P GSCI™ and each of the Sub-Indices, including their make-up, method of calculation, changes in its components and historical performance, has been derived from publicly available information.

       The information contained herein with respect to each of the Sub-Indices and the S&P GSCI™ reflects the policies of, and is subject to change by, S&P.

PS-19

       Current information regarding the market value of the Sub-Indices is available from S&P and from numerous public information sources. We make no representation that the publicly available information about the Sub-Indices is accurate or complete.

License Agreement with Standard & Poor’s

       The S&P GSCI™ and the Sub-Indices are licensed by S&P for use in connection with an issuance of the notes.

       The notes are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representations or warranties, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P indices to track general stock market performance or any economic factors. S&P’s only relationship to JPMorgan Chase Bank, N.A. (the “Licensee”) and its affiliates is the licensing of certain trademarks and trade names of S&P and/or of the S&P GSCI™ which is determined, composed and calculated by S&P without regard to the Licensee or the notes. S&P has no obligation to take the needs of the Licensee, its affiliates or the owners of the notes into consideration in determining, composing or calculating the S&P GSCI™. S&P is not responsible for and have not participated in the determination of, the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

       S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN, AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONDITIONS OR REPRESENTATIONS AS TO RESULTS TO BE OBTAINED BY LICENSEE, ITS AFFILIATES, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Discontinuation of the S&P GSCITM Natural Gas Index Excess Return; Alteration of Method of Calculation

       If S&P discontinues publication of the Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (such index being referred to herein as a “successor index”), then the Index closing level on any relevant Valuation Date, any relevant trading day during the Monitoring Period or other relevant date or dates as set forth in the applicable terms supplement will be determined by reference to the level of such successor index at the close of trading on the relevant exchange or market of the successor index last to close on such day.

       Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

PS-20

       If S&P discontinues publication of the Index prior to, and such discontinuation is continuing on, a Valuation Date, a trading day during the Monitoring Period or other relevant date as set forth in the applicable terms supplement, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, such Valuation Date or other relevant date, then the calculation agent will determine the Index closing level for such date. If the relevant terms supplement provides for continuous Index monitoring, the notes will nonetheless thereafter be deemed to be subject to daily Index monitoring. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuation, using the daily settlement price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, its good faith estimate of the daily settlement that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each futures contract most recently composing the Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the notes.

       If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index or such successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification.

PS-21

GENERAL TERMS OF NOTES

Calculation Agent

       J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Strike Level, if applicable, the Index Level at any time or the Index closing level on any day during the Monitoring Period, the Index closing level on each Valuation Date, the Ending Index Level, the Index Return, the amount of interest payable on any Interest Payment Date and the amount we will pay you at maturity, as well as whether and how much the Index closing level (for notes with daily Index monitoring) or Index Level (for notes with continuous Index monitoring) and the Ending Index Level have declined from the Initial Index Level (or Strike Level, if applicable). In addition, the calculation agent will determine whether there has been a market disruption event and whether a day is an Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

       The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity and each Interest Payment Date on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date and each Interest Payment Date, if applicable.

       All calculations with respect to the Initial Index Level, the Index Level at any time or the Index closing level on any day during the Monitoring Period, the Ending Index Level and the Index Return will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

       Certain events may prevent the calculation agent from calculating the Index closing level on any valuation Date and, consequently, the Index Return or the Index Level at any time or the Index closing level on any trading day during the Monitoring Period, or calculating the amount, if any, that we will pay to you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”

       With respect to the Index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

    the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded commodity futures contract then underlying the Index (or the relevant successor index); or

    the settlement price of any exchange-traded commodity futures contract underlying the Index (or the relevant successor index) has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

    the failure of S&P (or the index sponsor for the relevant successor index) to calculate and publish the U.S. dollar level for the Index (or the relevant successor index); or

    the settlement price is not published for any individual reference contract underlying the Index (or the relevant successor index); or
PS-22

       in each case as determined by the calculation agent in its sole discretion; and

    a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

       A limitation on the hours or number of days of trading will not constitute a market disruption event if the limitation results from an announced change in the regular business hours of the relevant exchange or market.

       “Relevant exchange” means, with respect to the Index, any organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Index or the relevant successor index.

Events of Default

       Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

       Unless otherwise specified in the relevant terms supplement, in case of an event of default with respect to the notes shall have occurred and be continuing, the amount of declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be calculated as if the date of acceleration were the final Valuation Date, plus, if applicable, any accrued and unpaid interest on the notes. If the notes have more than one Valuation Date, then for each Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Valuation Dates in excess of one) shall be the corresponding Valuation Dates, unless otherwise specified in the relevant terms supplement. Upon any acceleration of the notes, any interest will be calculated on the basis of 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid.

       If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

       Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

       The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

       The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

PS-23

Book-Entry Only Issuance — The Depository Trust Company

       DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

       Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

       The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

       Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

       The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-24

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

       The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

       This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a dealer in securities or foreign currencies;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a person holding the notes as part of a hedging transaction, straddle, conversion transaction, or integrated transaction, or entering into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

       This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your own tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

       We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the notes for U.S. federal income tax purposes as a unit comprising (i) a Put Option written by you to us with respect to the Index and (ii) a deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option (a “Deposit”). Under this characterization, we and you agree to treat a portion of the periodic payments made with respect to the notes as interest on the Deposit, and the remainder as a premium paid to you (the “Put Premium”) in consideration of your entry into the Put Option. We will specify in the relevant terms supplement what portion of the periodic payments made with respect to the notes will be treated as interest and Put Premium, respectively. We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, that it is reasonable to treat the notes as a unit comprising a Put Option and a Deposit for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the

PS-25

characterization of the notes will be indicated in the relevant terms supplement. No statutory, judicial or administrative authority directly addresses the characterization of the notes (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that this characterization and treatment of the notes is respected.

       Significant aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. As a result, if you are considering purchasing the notes, you should consult your own tax adviser regarding the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes) and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

       You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

    a citizen or resident of the United States;

    a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Notes with a Term of Not More Than One Year

       Assuming the characterization of the notes described above is respected, and the term of the notes (counting for this purpose either the issue date or the last possible date that the notes could be outstanding, but not both) from issuance to maturity (including the last possible date that the notes could be outstanding) is not more than one year, the following discussion applies.

       Tax Treatment Prior to Maturity

       Because the term of these notes is not more than one year, the Deposit will be treated as a short-term obligation for U.S. federal income tax purposes. Under the applicable Treasury regulations, the Deposit will be treated as being issued at a discount equal to the sum of all interest payments to be made with respect to the Deposit. Accordingly, accrual-method holders, and cash-method holders who so elect, should include the discount in income as it accrues on a straight-line basis, unless they elect to accrue the discount on a constant-yield method based on daily compounding. Cash-method holders who do not elect to accrue the discount in income currently should include interest paid on the Deposit upon its receipt. Additionally, cash-method holders who do not elect to accrue the discount in income currently will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the notes in an amount not exceeding the accrued discount until it is included in income.

       Any Put Premium received by you prior to maturity will not be taxable upon receipt but will be accounted for at maturity as described below in “Tax Treatment at Maturity.”

PS-26

       Sale or Exchange of the Notes

       Upon sale or exchange of the notes prior to maturity, you generally should be required to recognize an amount of short-term capital gain or loss equal to the difference between (i) the proceeds received (including the sum of all payments received attributable to Put Premium) minus the amount of accrued but unpaid discount on the Deposit and (ii) the purchase price of the notes. This amount represents the net of the gain or loss attributable to the termination of the Put Option and the gain or loss attributable to the sale of the Deposit. You will recognize interest income with respect to accrued discount on the Deposit that you have not previously included in income. You should consult your own tax adviser regarding the separate determination of gain or loss with respect to the Put Option and the Deposit.

       Tax Treatment at Maturity

       If the notes are held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment at maturity equal to the amount of the Deposit plus any accrued and unpaid interest), you should recognize short-term capital gain equal to the sum of all Put Premium payments received.

       If the notes are held to maturity and the Put Option is exercised (i.e, you receive a cash payment at maturity equal to $1,000 + ($1,000 x Index Return) plus any accrued and unpaid interest), you will be deemed to have applied the Deposit toward the cash settlement of the Put Option. In such case, you will not recognize income with respect to the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the Cash Value received plus the total Put Premium received and (ii) the Deposit.

Notes with a Term of More Than One Year

       Assuming the characterization of the notes described above is respected, and the term of the notes (counting for this purpose either the issue date or the last possible date that the notes could be outsanding, but not both) from issuance to maturity (including the last possible date that the notes could be outstanding) is more than one year, the following discussion applies.

PS-27

       Tax Treatment Prior to Maturity

        Interest paid with respect to the Deposit will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes.

       Any Put Premium received by you prior to maturity will not be taxable upon receipt but will be accounted for at maturity as described below in “Tax Treatment at Maturity.”

       Sale or Exchange of the Notes

       Upon sale or exchange of the notes prior to Maturity, you generally will recognize an amount of capital gain or loss equal to the difference between (i) the proceeds received (including the sum of all payments received attributable to Put Premium) minus the amount of accrued but unpaid interest on the Deposit, and (ii) the purchase price of the notes. This amount represents the net of the gain or loss attributable to the termination of the Put Option and the gain or loss attributable to the sale of the Deposit. You will recognize interest income with respect to accrued interest on the Deposit that you have not previously included in income. You should recognize short-term capital gain or loss with respect to your rights and obligations under the Put Option, and you will recognize long-term capital gain or loss with respect to the Deposit, if at the time of the sale or exchange you have held the notes for more than one year. You should consult your own tax adviser regarding the separate determination of gain or loss with respect to the Put Option and the Deposit.

       Tax Treatment at Maturity

       If the notes are held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment at maturity equal to the amount of the Deposit plus any accrued and unpaid interest), you will recognize short-term capital gain equal to the sum of all Put Premium payments received.

       If the notes are held to maturity and the Put Option is exercised (i.e., you recieve a cash payment at maturity equal to $1,000 + ($1000 x Index Return) plus any accrued and unpaid interest), you will be deemed to have applied the Deposit toward the cash settlement of the Put Option. In such case, you will not recognize income with respect to the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the Cash Value received plus the total Put Premium received and (ii) the Deposit.

       Possible Alternative Tax Treatments of an Investment in the Notes

       Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year, the IRS might treat the notes as “contingent payment debt instruments.” In such event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

       Other alternative U.S. federal income tax characterizations of the notes are possible. For instance, you could be required to include the full amount of the periodic payments on the notes as ordinary income in accordance with your method of accounting. Accordingly, you are urged to

PS-28

consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

       You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

    a nonresident alien individual;

    a foreign corporation; or

    a foreign estate or trust.

       You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

       Unless otherwise provided in the relevant terms supplement, Davis Polk & Wardwell, our special tax counsel, is of the opinion that there should be no withholding tax imposed with respect to stated interest payments on the notes if you are a Non-U.S. Holder and (in the case of notes with a term to maturity of more than 183 days) certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

PS-29

       Notwithstanding the preceding paragraph, if the notes have a term to maturity of 183 days or less and you do not provide a properly executed IRS Form W-8BEN, you may be subject to information reporting and backup withholding, as described below, unless you provide documentation of your status as a non-U.S. person (which can be done by providing a properly executed IRS Form W-8BEN).

       If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

       You may be subject to information reporting, and you may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the third preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

       Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note may be treated as U.S. situs property, subject to U.S. federal estate tax. Such individuals and entities are urged to consult their own tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

       THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PS-30

UNDERWRITING

       Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent,” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

       We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

       JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

       In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

       No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 91-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 91-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

       Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 91-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-31

       The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

       The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

       The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 91-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

       The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 91-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

       Neither this product supplement no. 91-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 91-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

       The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 91-I, the accompanying prospectus supplement, prospectus or terms supplement nor any of the documents related to the notes constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

       In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

       Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-32

BENEFIT PLAN INVESTOR CONSIDERATIONS

       A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

       Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

       Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

       Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

       Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

       Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PS-33